Exhibit 99.1

Media Relations:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden IR
973-582-3498	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2009
Third Quarter Financial Results

Company Generates Positive Cash from Operating Activities
 (Before Changes in Current Assets and Liabilities)

Gross Margin Increases to 70.5% from 65.6% ( Prior Year Quarter)

POMPANO BEACH, FL – August 14, 2009 – Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today its financial results for the third fiscal quarter, the period ended June 30, 2009.

Third Quarter Highlights

•
Third quarter fiscal 2009 revenues of approximately $4.4 million was $54,000 greater sequentially than revenues for the second fiscal quarter of 2009 and $46,000 less than revenues for the third fiscal quarter last year.

•
Net cash provided by operating activities (before changes in current assets and liabilities) was approximately $91,000 for the quarter ended June 30, 2009, a sequential improvement as compared to use of cash in operations of approximately $142,000 in the second fiscal quarter of 2009 as well as an improvement from a use of cash in operations of approximately $82,000 in the third quarter of fiscal 2008.

•	Gross profit margin of 70.5% for fiscal 2009 third quarter, was up compared to 65.6% for the third quarter in the prior fiscal year and up sequentially from 68.5% in the second fiscal quarter of 2009.

•	Operating expenses as a percent of sales decreased to approximately 89.6% from 101.5% in the prior-year third quarter and compared sequentially to 110.2% in the second fiscal quarter of 2009.

•	The net loss for the third quarter of fiscal 2009 was approximately $1.0 million (which included $1.1 million of non-cash expenses) compared to $1.7 million in the third quarter of fiscal 2008.

•
Onstream introduced the latest enhancements (Version 2) to its self-administered webcasting solution - iEncode™, targeted to large, mid-size and small businesses worldwide during June 2009. The new product features easy set-up, on-premise encoding and the ability to facilitate and archive an unlimited number of webcasts. It can also serve as a front-end gateway to Onstream's full-featured Visual Webcaster solution.

•	During the third quarter of fiscal 2009, the Company received $1 million in aggregate additional funding from an entity controlled by one of the Company’s largest shareholders.

Financial Discussion

Revenue for the third fiscal quarter 2009 was $46,000 less than revenues for the third quarter of fiscal 2008, primarily due to decreased revenues of the Audio and Web Conferencing Services Group, partially offset by increased revenues of the Digital Media Services Group. However, the third quarter fiscal 2009 revenues were $54,000 greater sequentially than revenues for the second fiscal quarter of 2009. Gross profit for the quarter was approximately $3.1 million versus $2.9 million in the year-ago period, an increase of 6.4%, and were also up by approximately 4.2% sequentially from $3.0 million for the fiscal second quarter of 2009.

Consolidated gross margin for the third quarter of fiscal 2009 represented 70.5% of revenues, compared with gross margin representing 65.6% of revenues in the third fiscal quarter last year. The gross margin percentage of revenue for the third quarter of fiscal 2009 was approximately 74.4% for the Infinite Conferencing division and approximately 73.0% for the Webcasting division.

Total operating expenses for the fiscal 2009 third quarter were $4.0 million compared to $4.5 million in the prior-year third quarter, a decrease of 12.5%. This decrease is primarily due to lower non-cash expenses related to equity-based compensation (shares and options) paid for financial and other consulting services as well as a decline in depreciation and amortization expense.

The Company reported a loss from operations (before interest expense and other non operating items) of approximately $(848,000) for the third quarter of fiscal 2009 compared to a loss from operations (before interest expense and other non operating items) of approximately $(1.6 million) for the third quarter last fiscal year. Included in this current quarter loss was approximately $544,000 of depreciation and amortization expense, which represents a 46.2% decrease compared to $1.0 million in the prior-year third quarter.

The consolidated net loss for the current quarter was approximately $(1.0) million, or $(0.02) loss per share (based on 43.7 million weighted average shares outstanding), as compared to a loss of approximately $(1.7 million), or $(0.04) loss per share (based on 42.4 million weighted average shares outstanding) for the prior-year third quarter.  The net loss decreased primarily due to reduced professional fees expense and reduced depreciation and amortization expense, offset by a higher level of interest bearing debt and related interest expense during the quarter ended June 30, 2009, as compared to the quarter ended June 30, 2008.

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “I am generally pleased with the results of the quarter,  as we generated approximately $91,000 in cash flow from operating activities (before changes in current assets and liabilities). This achievement is due to our ability to maintain revenue levels despite the challenging economy as well as the benefits of our cost reduction initiatives. We are encouraged, in particular, by increases in our DMSP and hosting revenues. Operationally, we continued to make steady progress in expanding our gross profit margins, which exceeded 70 percent of revenues for the quarter, and also showed continued ability to reduce our operating expenses as a percent of revenue. We remain focused on expanding gross margins and controlling operating expenses to enable us to remain operating cash flow positive going forward. With this as a base, we believe that our most recently announced product offerings, iEncode™ and MarketPlace365™, will contribute significantly to improving our revenue growth in the coming quarters.”

Mr. Selman continued, “We believe the latest enhancements to iEncode™, will help drive adoption of this innovative product in the marketplace. Businesses, in an effort to reduce travel costs, are increasingly recognizing webcasts as a true ‘killer app’ and a viable method to interact with customers efficiently through the Internet.  iEncode™ is designed to make usage of webcasting more common place and affordable. . We received positive feedback after we recently unveiled version 2 of iEncode™ in June at InfoComm 09, a trade show which attracted more than 30,000 audio and visual professionals from over 80 countries. Our newest product offering, MarketPlace365™, primarily a lead generation application integrating several of Onstream’s proprietary technologies, along with social networking, ecommerce and analytics, will debut in the first quarter of fiscal 2010 and is expected to have a meaningful effect on revenues during the balance of fiscal 2010.”

For the fiscal nine month period ended June 30, 2009, total revenue was $13.2 million, $22,000 less than the comparable fiscal 2008 period. The reduction was primarily due to decreased revenues from the Audio and Web Conferencing Services Group, partially offset by increased revenues from the Digital Media Services Group. Gross margin for the fiscal nine month period was approximately $9.1 million, representing 68.9% of revenues, compared to gross margin of approximately $8.9 million, representing 67.6% of revenues, for the comparable fiscal 2008 period. Total operating expenses for the fiscal nine month 2009 period were approximately $18.8 million compared to total operating expenses of $14.2 million for the comparable fiscal 2008 period. The approximate $4.6 million (32.6%) increase over the corresponding prior fiscal year period is primarily due to charges in the current fiscal year period for goodwill impairment and a write off of deferred acquisition costs, versus no comparable amounts in the corresponding prior fiscal year period. The effect of such charges, which totaled approximately $6.0 million, was partially offset by declines in professional fees expense and depreciation and amortization expense in the current fiscal year period as compared to those amounts in the prior fiscal year period. The loss from operations (before interest expense and other non operating items) for the fiscal nine month 2009 period was approximately $(9.7 million) compared to a loss from operations of approximately $(5.2 million) in the year-ago period. The net loss for the fiscal nine month 2009 period was approximately $(10.1 million), or $(0.23) loss per share (based on 43.3 million weighted average shares outstanding) compared to a net loss of approximately $(5.3 million), or $(0.13) loss per share (based on 42.2 million weighted average shares outstanding) in the prior-year period. The increased net loss was primarily due to a $5.5 million charge for impairment of goodwill and other intangible assets in the current fiscal year period (arising from the difference between our market capitalization, as adjusted, and our net book value - i.e., stockholders’ equity, as reflected in our financial statements) versus no comparable amount in the corresponding prior fiscal year period.

Onstream generated approximately $91,000 in cash from operating activities, before changes in current assets and liabilities, during the three months ending June 30, 2009. Onstream’s cash balance was approximately $586,000 as of June 30, 2009. During the quarter, the Company received $1 million in aggregate financing from an entity controlled by one of the Company’s largest shareholders.

Outlook

“The current economic uncertainty prevents us from giving a more detailed outlook but we remain confident in Onstream’s longer term ability to capitalize on economically attractive opportunities. As I previously stated, we believe that growth in our core businesses, combined with our new iEncode™ and MarketPlace365™ offerings, will positively affect our results in the coming quarters,” Mr. Selman concluded.

Teleconference

Onstream Media will hold a conference call at 4:30 p.m. ET on Monday August 17, 2009, to discuss its fiscal 2009 third quarter financial results for the period ended June 30, 2009 as well as information about Onstream’s most recently announced product, MarketPlace365™. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=61408 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=61408.

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds, utilizing Onstream Media’s Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AAA, Bonnier Corporation, BT Conferencing, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2009	2008
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$585,527	$674,492
Accounts receivable, net of allowance for doubtful accounts of $197,286 and $30,492, respectively	2,401,026	2,545,450
Prepaid expenses	305,283	328,090
Inventories and other current assets	123,378	172,111

Total current assets	3,415,214	3,720,143

PROPERTY AND EQUIPMENT, net	3,255,281	4,056,770
INTANGIBLE ASSETS, net	2,680,629	3,731,586
GOODWILL, net	16,496,948	21,696,948
OTHER NON-CURRENT ASSETS	128,640	639,101
Total assets	$25,976,712	$33,844,548
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,319,601	$3,059,376
Amounts due to shareholders and officers	109,419	109,419
Deferred revenue	137,731	128,715
Notes and leases payable – current portion, net of discount	1,937,164	1,774,264
Series A-12 Convertible Preferred stock – redeemable portion, net of discount	96,000	-
Total current liabilities	5,599,915	5,071,774

Notes and leases payable, net of current portion and discount	252,794	109,151
Convertible debentures, net of discount	1,002,571	795,931
Total liabilities	6,855,280	5,976,856

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-10 Convertible Preferred stock, par value $.0001 per share, authorized 700,000 shares, -0- and 74,841 issued and outstanding, respectively	-	8
Series A-12 Convertible Preferred stock, par value $.0001 per share, authorized 100,000 shares, 70,000 and -0- issued and outstanding, respectively	7	-
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 44,060,199 and 42,625,627 issued and outstanding, respectively	4,405	4,262
Additional paid-in capital	131,536,987	130,078,354
Unamortized discount	(24,000)	(20,292)
Accumulated deficit	(112,395,967)	(102,194,640)
Total stockholders’ equity	19,121,432	27,867,692
Total liabilities and stockholders’ equity	$25,976,712	$33,844,548

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Nine Months Ended June 30,		Three Months Ended June 30,
	2009	2008	2009	2008
REVENUE:
DMSP and hosting	$1,302,169	$1,085,279	$433,680	$356,383
Webcasting	4,485,527	4,459,077	1,571,991	1,569,679
Audio and web conferencing	5,492,400	5,427,288	1,839,379	1,828,831
Network usage	1,532,504	1,714,638	500,569	570,032
Other	386,088	534,776	91,211	157,522
Total revenue	13,198,688	13,221,058	4,436,830	4,482,447

COSTS OF REVENUE:
DMSP and hosting	413,661	463,448	106,363	219,790
Webcasting	1,329,406	1,505,132	423,760	539,820
Audio and web conferencing	1,333,921	1,088,091	470,435	387,922
Network usage	658,879	708,665	203,903	236,468
Other	366,653	517,586	104,547	160,031
Total costs of revenue	4,102,520	4,282,922	1,309,008	1,544,031

GROSS MARGIN	9,096,168	8,938,136	3,127,822	2,938,416

OPERATING EXPENSES:
General and administrative:
Compensation	7,423,074	7,448,821	2,513,952	2,434,777
Professional fees	904,675	1,609,985	242,921	426,869
Write off deferred acquisition costs	540,007	-	-	-
Impairment loss on goodwill and other intangible assets	5,500,000	-	-	-
Other general and administrative	1,884,437	2,013,811	674,733	672,216
Depreciation and amortization	2,555,836	3,112,054	544,385	1,012,273
Total operating expenses	18,808,029	14,184,671	3,975,991	4,546,135

Loss from operations	(9,711,861)	(5,246,535)	(848,169)	(1,607,719)

OTHER EXPENSE, NET:
Interest income	-	1,781	-	-
Interest expense	(452,767)	(131,339)	(190,295)	(78,047)
Other income, net	34,065	81,343	466	168

Total other expense, net	(418,702)	(48,215)	(189,829)	(77,879)

Net loss	$(10,130,563)	$(5,294,750)	$(1,037,998)	$(1,685,598)

Loss per share – basic and diluted:
Net loss per share	$(0.23)	$(0. 13)	$(0.02)	$(0.04)
Weighted average shares of common stock outstanding – basic and diluted	43,296,069	42,240,429	43,708,868	42,384,329

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